This Addendum dated June 1, 1999 to that certain Stock Purchase Agreement dated May 20, 1999 (the "Agreement") by and between The Harmat Organization, Inc., a Delaware corporation, having an address at P.O. Box 549, Speonk, New York 11972 (hereinafter referred to as the "Purchaser") and the shareholders of BarPoint.com, Inc., a Florida corporation whose names and addresses appear on Exhibit A (hereinafter referred to, collectively, as the "Sellers") is made between The Harmat Organization, Inc. as Purchaser and Leigh Rothschild on behalf of the Sellers and BarPoint.com, Inc. For purposes hereof the definitions referred to in the Agreement shall have the same meaning herein.


         Whereas, Purchaser has informed Sellers that as a result of a certain transaction Purchaser will be receiving additional assets consisting of the following:

                  (a) cash payment of the net amount of approximately $170,000 due to be paid on or before December 31, 1999 by Matthew Schilowitz (the "Cash Payment").

                  (b) warrants to purchase 60,000 shares of common stock of Socket Communications, Inc. (the "Socket Warrants") having an agreed value of $10,572.

(c) 250,000 shares of common stock of Financialweb (the "Web Stock").

The Cash Payment, Socket Warrants and Web Stock are hereinafter sometimes collectively referred to as the "Additional Value".

         Whereas, Purchaser and Sellers desire to amend the Agreement in certain respects.

         Now therefore, for valuable consideration hereby acknowledged and received, the parties hereto agree as follows:

         1. At the Closing of the Agreement, Purchaser shall establish a record date of shareholders, excluding the shares of Purchaser's Stock to be issued to Sellers (the "Record Date"). The Record Date will determine the shareholders of Purchaser ("Purchasers' Shareholders") entitled to the stock dividend referred to in paragraph 2 hereof.

         2. With respect to the Additional Value, the parties hereto agree as follows:

                  (a) For the Cash Payment, the Purchasers' Shareholders shall be entitled to receive 89,474 shares of Purchaser's common stock.

                  (b) For the Socket Warrants, the Purchasers' Shareholders shall be entitled to receive 723 shares of Purchaser's common stock.

(c) For the Web Stock, the Purchasers' Shareholders shall be entitled to receive a number of shares of Purchaser's common stock determined as follows: the Web Stock shall be assigned a per share value based on the lowest trading price of the Web Stock during any 10 day consecutive period during the 45 day period following the Closing under the Agreement. Such per share price shall be multiplied by the number of shares of the Web Stock. Such value shall then be discounted by 35% and the resulting number shall be divided by $9.50 to determine the number of Purchaser's common stock. As an example, if the Web Stock per share price were $15 then the number of Purchaser's common stock would be 15 x 250,000=3,750,000 discounted by 35%(1,312,500) or 2,437,500 divided by
9.50= 256,579 shares. For purposes of the forgoing, in no event shall the per share price of the Web Stock exceed $20 per share.

         (d) The shares of Purchaser's common stock determined  paragraph 2 (a),
(b) and (C) and paragraph 1.2.1 are hereinafter referred to as the "Dividend Stock". As soon as the Dividend Stock is determined, the Dividend Stock shall be distributed to the Purchasers' Shareholders. No fractional shares shall be issued, but fractions shall be rounded up.

         (e) The Sellers hereby waive any right to the Dividend Stock. In addition, Purchaser shall not utilize the Additional Value to cover any shortfall in the value attributed to Purchaser in the Agreement, as the same relates to the 175,000 shares of Financialweb.com andthe preferred stock and warrants of Socket and the cash..

3.Paragraph 1.4.1 of the Agreement is hereby amended to read as follows:

"1.4.1 Schilowitz Investment. In the event Matthew Schilowitz arranges, prior to Closing, any financing for BarPoint, Mr Schilowitz shall be entitled to a finder's fee of 5% of the funds raised ,payable in cash or stock at the option of Mr. Schilowitz. The stock to be valued at the value of the financing transaction. In addition, for services rendered Mr. Schilowitz shall receive an option to purchase 159,027 shares of the Purchaser's Stock exercisable at $1.90 per share, which option shall be for a five year period from the Closing of this transaction".

         4. Paragraph 2.3.5 of the Agreement is hereby amended to read as follows:

"2.3.5  Preferred  Stock.  At Closing  Purchaser  shall  issue and sell to Leigh
Rothschild, or his designee, three shares of Purchaser's Class A Preferred Stock, for a Purchase Price of $10 per share (the "Preferred Stock"). The
Preferred Stock shall vote on a pari- pasu basis with Purchaser's Stock. Purchaser has outstanding 1,000,000 Class A Warrants and 1,000,000 Class B Warrants (collectively, the "Warrants"). One share of Preferred Stock shall be voted in accordance with the issuance of the Class A Warrants and one share of Preferred Stock shall be voted in accordance with the issuance of the Class B Warrants. The Preferred Stock shall be entitled to one vote for each share of common stock issued upon exercise of the Warrants. So long as the Warrants are outstanding and are not exercised, then the Preferred Stock allocated to the Warrants shall have no vote. In the event the Warrants are not exercised and expire by their terms, then the Preferred Stock shall be canceled. The third share of Preferred Stock shall have 346,766 votes".

         5. In all other respects, the Agreement is hereby ratified and confirmed. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

The Harmat Organization, Inc.                     (Sellers)
(Purchaser)
                                              ----------------------------
By:______________________                      LEIGH ROTHSCHILD (9.4485 shares)
Name: Matthew Schiolowitz  President
                                               IRREVOCABLE TRUST NO.III

                                               By:___________________________
                                                  JAY HOWARD LINN, Trustee
                                                          (77.4796 shares)

                                                  -----------------------------
                                                  LORRAINE JAHN (1.8897 shares)

                                                -------------------------------
                                                JAY HOWARD LINN (0.4720 shares)

                                                ------------------------------
                                                KENNETH ROTHSCHILD (2.3626
                                                                       shares)


                                                ROTHSCHILD CHILDREN'S
                                                 PRESENT INTEREST TRUST


                                                By:____________________________
                                                    JAY HOWARD LINN (2.3626
                                                                      shares)


                                                ------------------------------
                                                  JEFFREY SASS (3.5 shares)


                                                   MCLAUGHLIN & STERN, LLP

                                                   By:________________________
                                                    DAVID W. SASS (1.2 shares)


                                                  PENN COMPUTER SOLUTIONS

                                                   By:________________________
                                                   THOMAS TEATES (1.2850 shares)